Tecumseh Products Company                                          Exhibit 99.1
100 E. Patterson Street
Tecumseh, MI  49286

PRESS RELEASE

TECUMSEH PRODUCTS COMPANY REPORTS SECOND QUARTER 2005 RESULTS

Tecumseh, Michigan, August 8, 2005 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2005 second quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                            Three Months Ended           Six Months Ended
   (Dollars in millions except per share amounts)                                June 30,                    June 30,
                                                                         -------------------------- ---------------------------
                                                                             2005        2004           2005         2004
===============================================================================================================================
NET SALES                                                                   $ 461.9     $ 484.2        $ 926.3      $ 961.2
   Cost of sales and operating expenses                                       422.7       421.6          853.5        843.1
   Selling and administrative expenses                                         46.5        51.1           94.5         95.8
   Impairments, restructuring charges and other items                         109.8         3.6          109.9          3.6
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                      (117.1)        7.9         (131.6)        18.7
   Interest expense                                                            (6.8)       (5.6)         (14.3)       (11.2)
   Interest income and other, net                                               1.7         3.8            5.0          8.4
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                                                   (122.2)        6.1         (140.9)        15.9
   Tax provision (benefit)                                                      0.3         2.1           (6.1)         5.5
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                           $(122.5)    $   4.0        $(134.8)     $  10.4
-------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE                                 $ (6.63)    $   0.22       $ (7.30)     $  0.56
-------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES (in thousands of shares)                              18,480     18,480         18,480       18,480
===============================================================================================================================

      Consolidated net sales in the second quarter of 2005 decreased to $461.9 million from $484.2 million in 2004. Consolidated net sales for the first half of 2005 amounted to $926.3 million compared to $961.2 million in the first half of 2004. Excluding an increase in sales of $18.3 million for the quarter and $36.3 million year to date resulting from the effect of changes in foreign currency exchange rates, sales decreased $40.6 million versus the same quarter in the prior year and $71.2 million year to date. The lower sales were primarily due to lower volumes in the Engine & Power Train segment in both North America and Europe. Sales declines were also experienced in the Electrical Components and Pump segments.

      Consolidated results for the second quarter of 2005 amounted to net loss of $122.5 million or $6.63 per share compared to net income of $4.0 million or $0.22 per share in the second quarter of 2004. Reported results for the second quarter 2005 included a goodwill impairment charge related to the Electrical Components business of $108.0 million $(5.84 per share) and restructuring and asset impairment charges of $1.8 million $(1.6 million net of tax or $0.09 per share) related to a new action in the Engine & Power Train business $(1.1 million) and the continuation of previously announced actions in both the Compressor $(0.2 million) and Electrical Components $(0.5 million) segments. Reported results for the second quarter 2004 included restructuring and asset impairment charges of $3.6 million $(2.3 million net of tax or $0.13 per share) involving the Compressor and Electrical Components businesses.

      Consolidated net loss for the six months ended June 30, 2005 amounted to $134.8 million or $7.30 per share compared to net income of $10.4 million $0.56 per share for the same period in 2004. Excluding the impairment and restructuring charges, operating results were lower than the prior year second quarter across all business segments, with the most substantial declines in the Compressor and Engine & Power Train segments.

COMPRESSOR BUSINESS

      Second quarter 2005 sales in the Company's compressor business increased to $247.6 million from $234.1 million in the second quarter of 2004. Compressor business sales in the first six months of 2005 increased to $488.6 million from $446.0 million in the first six months of 2004. The increase for both the quarter and year to date from the prior year was mainly attributable to the effect of foreign currency translation that increased sales by $17.1 million and $33.4 million, respectively. Volume increases of compressor products that are primarily manufactured by the Company in its Brazilian and Indian facilities and sold into the original equipment markets for residential refrigerators and freezers and volume increases in compressor products for commercial applications were largely offset by declines in sales of compressors utilized in room air conditioners.

      Compressor business operating income for the second quarter of 2005 amounted to $7.4 million compared to $18.8 million in the second quarter of 2004. Operating income for the six months ended June 30, 2005 amounted to $16.0 million compared to $30.7 million for the first six months of 2004. The decrease in operating income for the second quarter and year to date versus the comparable 2004 periods reflected the effects of a weaker U.S. Dollar and an unfavorable mix of sales. During the second quarter, the U.S. Dollar was on average 17% weaker versus the Brazilian Real and 4% weaker versus the Euro.

ELECTRICAL COMPONENTS BUSINESS

      Electrical Components business sales were $102.4 million in the second quarter of 2005 compared to $105.2 million in the second quarter of 2004. The $2.8 million reduction in sales was primarily attributable to volume declines in the automotive seat actuator, small engine starter and mobile HVAC businesses. First half 2005 sales amounted to $202.6 million compared to $212.2 million in the first half of 2004. In addition to the volume declines from the second quarter mentioned above, the Company experienced volume declines in residential and commercial aftermarket, blowers and gear motors during the first quarter to bring the year to date decline in comparative sales to $9.6 million.

      Electrical Components operating income for the second quarter of 2005 amounted to $0.2 million compared to $4.0 million in the second quarter of 2004. Segment operating loss for the first half of the year was $0.8 million compared to operating income of $7.4 million for the same period in 2004. The decline in operating income in both the quarter and year to date largely resulted from lower sales volumes, higher commodity costs in excess of pricing recoveries, and unanticipated operational inefficiencies related to the closure of the St. Clair facility, partially offset by lower amortization of intangible assets.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales amounted to $78.7 million in the second quarter of 2005 compared to $104.0 million in the second quarter of 2004. Sales in the first half of 2005 were $173.6 million compared to $228.3 million in the first half of 2004. The decline in sales for the second quarter and year to date was primarily the result of the loss of business on walk behind rotary lawn applications with a single customer during the first quarter and other reductions in walk behind volume. Additionally, volumes were lower in the transaxle business and in other engine lines utilized on various utility products.

      Engine & Power Train business operating loss in the second quarter of 2005 amounted to $15.5 million compared to a loss of $10.7 million in the second quarter of 2004. For the first half of 2005, the business incurred an operating loss of $36.4 million compared to an operating loss of $13.6 million in 2004. The decline in quarter and year to date results reflects losses in volume and increases in commodity, transportation and tooling costs. Additionally, during the first quarter, the Company experienced increased warranty response and expediting costs related to a quality issue at a transmission business customer. Continued reductions in profitability in Europe also contributed to the increase in the quarter and year to date loss.

      Engine & Power Train losses were substantially due to the significant costs associated with excess capacities in the U.S. and Europe. The excess capacity situation was exacerbated by the shift of production to the Company's Brazilian manufacturing facility resulting in duplicate capacities. While the favorable impact of the normal seasonal snow thrower-related business should improve results in the second half of the year compared to the first half, substantial cost reductions and volume improvements will be necessary for sustained improvement. The Company intends to complete these cost reductions throughout 2005. AlixPartners' involvement commenced as of July 31, 2005.

PUMP BUSINESS

      Pump business sales in the second quarter of 2005 amounted to $32.7 million compared to $40.6 million in same period in 2004. First half sales amounted to $60.6 million in 2005 compared to $74.0 million the previous year. The 18.1% reduction in year to date sales was primarily attributable to the loss of water gardening business at one mass market retailer.

      Operating income amounted to $4.2 million in the second quarter of 2005 compared to $4.8 million in the same period in 2004. Operating income in the first half of 2005 was $6.5 million compared to $8.1 million in 2004. The decrease in operating income was primarily attributable to the reductions in sales volumes offset by reductions in engineering and selling and administration costs.

IMPAIRMENTS, RESTRUCTURING CHARGES AND OTHER ITEMS

      Second quarter 2005 results include an impairment charge of $108.0 million related to the goodwill associated with the 2002 acquisition of FASCO (which is included in the Electrical Components segment). As previously disclosed, the failure to achieve the business plan, coupled with expected future market conditions, has caused the Company to revisit the assumptions utilized to determine FASCO's estimated fair value in the impairment assessment performed at December 31, 2004. The deterioration of volumes and the Company's inability to recover higher commodity and transportation costs through price increases has resulted in revised expected cash flows for FASCO. Based on the revised estimates of cash flow, FASCO's fair value has deteriorated from the previous assessment and, as a result, a goodwill impairment of $108.0 million was recognized representing approximately half of the goodwill associated with this segment.

      The Company also recognized restructuring costs of $1.8 million in the second quarter of 2005. These costs included $0.2 million of facility consolidation costs in the North American Compressor business and a $0.5 million additional impairment charge related to the St. Clair, Missouri Electrical Components facility, both ongoing programs nearing or at completion. The remaining $1.1 million of restructuring costs relate to the first step in the Company's efforts to reduce its excess capacity in the European Engine & Power Train operations. Included in the Company's plans for this operation is a workforce reduction of 100 personnel, which is expected to be completed this year at a cost of $2.5 million.

      Second quarter 2004 results include impairment and restructuring charges totaling $3.6 million related to facility consolidation actions affecting several of the Company's facilities in its North American Compressor and Electrical Components businesses.

OUTLOOK

      Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

      The outlook for the remainder of the year is subject to the same variables that have negatively impacted the Company's year to date results. Commodity costs, key currency rates, particularly the Brazilian Real, and weather will remain key factors to any rebound in the second half of the year. Recent indicators provide some encouragement that the effect of these factors may moderate. While weather in North and South America has not been conducive to either OEM or aftermarket sales during the first half of the year, the recent heat wave in the U.S. should help aftermarket operations in the Compressor and Electrical Components businesses over the rest of the summer. In addition, there has been some improvement in steel prices, although slight in comparison to the increases experienced over the last 18 months. Additionally, the Company has been aggressively executing cost cutting actions. Global headcounts have been reduced by 1,600 since March 31, 2005, and the Company has changed retiree and healthcare benefits in the U.S. with an expected annual benefit of $4.0 million. The Company has engaged AlixPartners to assist in the completion of the Engine & Power Train Group restructuring, where substantial cost reductions, associated with the elimination of duplicate capacities, are expected to benefit future periods. Accordingly, the Company expects second half results to be better than those of the first half of the year, but to lag comparable 2004 results.

      The Company will continue to focus its efforts on improving the profitability and competitiveness of its worldwide operations. It is likely that additional production relocation and consolidation initiatives will take place during 2005 that could have an effect on the consolidated financial position and future results of operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

      The negative results for the first half of the year, as well as investment in various components of working capital, including accounts receivable and inventory, resulted in using $55.5 million in cash to fund operations. The Company also used existing cash balances to prepay $50 million of the Company's Guaranteed Senior Notes, pay dividends, and fund capital expenditures related to new product expansions in Brazil and India.

      The negative results experienced over the last nine months and recognition of the goodwill impairment charge also required that the Company seek amendments to its debt covenants related to both its Senior Guaranteed Notes and Revolving Credit Facility. New terms of the agreements provide for security interests in certain of the Company's assets and specific covenants related to EBITDA and capital expenditures through December 2006. In addition, the terms of the agreement permit the payment of dividends, presuming continued compliance with these temporary covenants and subject to minimum levels of EBITDA, beginning with the fourth quarter of 2005 through the first quarter of 2007.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------
                                                               Three Months Ended             Six Months Ended
    (Dollars in millions)                                           June 30,                      June 30,
                                                           ---------------------------   ------------------------
                                                               2005         2004             2005         2004
=================================================================================================================
NET SALES:
    Compressor Products                                       $ 247.6      $ 234.1          $ 488.6      $ 446.0
    Electrical Components                                       102.4        105.2            202.6        212.2
    Engine & Power Train Products                                78.7        104.0            173.6        228.3
    Pump Products                                                32.7         40.6             60.6         74.0
    Other (a)                                                     0.5          0.3              0.9          0.7
-----------------------------------------------------------------------------------------------------------------
         Total net sales                                      $ 461.9      $ 484.2          $ 926.3      $ 961.2
=================================================================================================================
OPERATING INCOME (LOSS):
    Compressor Products                                       $   7.4      $  18.8          $  16.0      $  30.7
    Electrical Components                                         0.2          4.0             (0.8)         7.4
    Engine & Power Train Products                               (15.5)       (10.7)           (36.4)       (13.6)
    Pump Products                                                 4.2          4.8              6.5          8.1
    Other (a)                                                    (1.0)        (0.9)            (1.9)        (1.8)
    Corporate expenses                                           (2.6)        (4.5)            (5.1)        (8.5)
    Impairments, restructuring charges and other items         (109.8)        (3.6)          (109.9)        (3.6)
-----------------------------------------------------------------------------------------------------------------
         Total operating income (loss)                         (117.1)         7.9           (131.6)        18.7
Interest expense                                                 (6.8)        (5.6)           (14.3)       (11.2)
Interest income and other, net                                    1.7          3.8              5.0          8.4
-----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                                    $(122.2)     $   6.1          $(140.9)     $  15.9
================================================================================================================

 (a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
------------------------------------------------------------------------------------------------
                                                                JUNE 30,        December 31,
(Dollars in millions)                                             2005              2004
================================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                    $   75.0         $  227.9
    Accounts receivable, net                                        254.2            220.4
    Inventories                                                     417.9            394.2
    Deferred income taxes and other                                 134.4             84.7
------------------------------------------------------------------------------------------------
         Total current assets                                       881.5            927.2
  PROPERTY, PLANT AND EQUIPMENT -- NET                              584.9            554.8
  GOODWILL AND OTHER INTANGIBLES                                    193.8            305.9
  OTHER ASSETS                                                      284.3            274.9
------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                            $1,944.5         $2,062.8
================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                      $  180.8         $  178.1
    Short-term borrowings                                            93.1             68.8
    Accrued liabilities                                             146.7            174.6
------------------------------------------------------------------------------------------------
         Total current liabilities                                  420.6            421.5
  LONG-TERM DEBT                                                    282.6            317.3
  DEFERRED INCOME TAXES                                               7.0              8.0
  PENSION AND POSTRETIREMENT BENEFITS                               231.9            235.2
  PRODUCT WARRANTY AND SELF-INSURED RISKS                            20.0             21.2
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                  40.6             41.3
  OTHER NON-CURRENT LIABILITIES                                      33.7            ---
------------------------------------------------------------------------------------------------
         Total Liabilities                                        1,036.4          1,044.5
  STOCKHOLDERS' EQUITY                                              908.1          1,018.3
------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $1,944.5         $2,062.8
================================================================================================



CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                                      Three Months Ended             Six Months Ended
  (Dollars in millions)                                    June 30,                      June 30,
                                                   --------------------------   ---------------------------
                                                      2005         2004             2005         2004
===========================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                  $1,001.2     $1,002.9         $1,018.3     $1,004.8
Comprehensive income (loss):
  Net income (loss)                                    (122.5)         4.0           (134.8)        10.4
  Other comprehensive income (loss)                      35.3        (11.2)            36.4        (13.6)
-----------------------------------------------------------------------------------------------------------
Total comprehensive loss                                (87.2)        (7.2)           (98.4)        (3.2)
Cash dividends declared                                  (5.9)        (5.9)           (11.8)       (11.8)
-----------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                     $  908.1     $  989.8         $  908.1     $  989.8
===========================================================================================================

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------------
                                                                   Six Months Ended
(Dollars in millions)                                                  June 30,
                                                              ------------------------
                                                                2005         2004
======================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
--------------------------------------------------------------------------------------
           Cash provided by (used in) operating activities      $ (55.5)     $ 27.9
--------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                            (59.4)      (37.7)
--------------------------------------------------------------------------------------
           Cash used in investing activities                      (59.4)      (37.7)
--------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                  (11.8)      (11.8)
  Increase (Decrease) in borrowings, net                           35.8       (29.8)
  Repayments of long term debt                                    (50.0)      ---
--------------------------------------------------------------------------------------
           Cash used in financing activities                      (26.0)      (41.6)
--------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (12.0)      (10.1)
--------------------------------------------------------------------------------------
DECREASE IN CASH AND CASH EQUIVALENTS                            (152.9)      (61.5)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                             227.9       344.6
--------------------------------------------------------------------------------------
  End of period                                                 $  75.0      $283.1
======================================================================================

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

         Tecumseh Products Company will host a conference call to report on the second quarter 2005 results on Monday, August 8, 2005 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455